Exhibit 3.20

BYLAWS
OF
SPIRIT DEFENSE, INC.

(the “Corporation”)

adopted on May 18, 2010

1.	MEETINGS OF STOCKHOLDERS.

1.1 Annual Meeting.  The annual meeting of stockholders shall be held on such date and at such time as may be determined by the board of directors (the “Board”), and shall be held at a place and time determined by the Board.

1.2 Special Meetings.  Special meetings of the stockholders may be called by resolution of the Board or by the president and shall be called by the president or secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the directors then in office or of the holders of 51 percent of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.3 Place and Time of Meetings.  Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the directors or stockholders requesting the meeting.

1.4 Notice of Meetings; Waiver of Notice.  Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting and (b) no notice of an adjourned meeting need be given except when required by law or under Section 1.5 of these Bylaws. Each notice of a meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a stockholder at his address on the Corporation’s records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

1.5 Quorum.  At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 1.4 of these Bylaws.

1.6 Voting; Proxies.  Except as otherwise provided in the Corporation’s certificate of incorporation, each stockholder of record shall be entitled to one vote for every share registered in his name. Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by Section 1.8 of these Bylaws. Directors shall be elected in the manner provided in Section 2.1 of these Bylaws. Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the chairman of the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after three years from its date unless it provides otherwise.

1.7 List of Stockholders.  Not less than 10 days prior to the date of any meeting of stockholders, the secretary of the Corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not less than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.

1.8 Action by Consent Without a Meeting.  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

2.	BOARD OF DIRECTORS.

2.1 General Powers.  The property, affairs and business of the Corporation shall be managed under the direction of the Board, and, except as otherwise expressly provided by law, the Articles of Incorporation or these Bylaws, all of the powers of the Corporation shall be vested in such Board.

2.2 Number, Qualification, Election and Term of Directors.  The number of Directors constituting the Board shall initially consist of one director and may be increased or decreased at any time and from time to time by the Board without amendment to the Bylaws. Directors shall be elected at each annual meeting of stockholders by a plurality of votes cast and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.10 of these Bylaws. As used in these Bylaws, the term “entire Board” means the total number of directors which the Corporation would have if there were no vacancies on the Board.

2.3 Quorum and Manner of Acting.  A majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.11 of these Bylaws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law or these Bylaws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.4 Place of Meetings.  Meetings of the Board may be held in or outside Delaware.

2.5 Annual and Regular Meetings.  Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.7 of these Bylaws. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.6 Special Meetings.  Special meetings of the Board may be called by the president or by any one of the directors. Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.

2.7 Notice of Meetings; Waiver of Notice.  Notice of the time and place of each special meeting of the Board, and of each annual or regular meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mail to his residence or usual place of business at least three days before the meeting, or by personal delivery, telephone, telegraph, or electronic transmission at least two days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken. For purposes of these Bylaws, “electronic transmission” shall have the meaning set forth in the Delaware General Corporation Law.

2.8 Board or Committee Action Without a Meeting.  Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolution and the written consents or electronic transmissions by the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee.

2.9 Participation in Board or Committee Meetings by Conference Telephone.  Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.10 Resignation and Removal of Directors.  Any director may resign at any time by delivering his resignation in writing to the president or secretary of the Corporation, to take effect at the time specified in the resignation. The acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders.

2.11 Vacancies.  Any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum.

2.12 Compensation.  Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the Corporation, its affiliates or subsidiaries in other capacities.

2.13 Indemnification and Advancement of Defense Costs for Directors and Officers.

(a) Right to Indemnification.  Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or, as a director or officer of the Corporation, is or was serving at the written request of the Corporation’s Board or its designee as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by law, including but not limited to the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) initiated by such person was authorized by the Board. Such right shall include the right to be paid by the Corporation expenses, including attorney’s fees, incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined by a court or other tribunal that such person is not entitled to be indemnified under this Section or otherwise.

(b) Right of Claimant to Bring Suit.

(i) If a claim under paragraph (a) is not paid in full by the Corporation within thirty days after a written claim therefor has been received by the Corporation, the claimant may any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. In any such action, the burden of proof shall be on the Corporation to prove the claimant is not entitled to such payment.

(ii) Neither the failure of the Corporation (including the Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that the claimant is entitled to indemnification or advancement under the circumstances, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or advancement, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification or advancement.

(c) Contractual Rights; Applicability.  The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

(d) Requested Service.  Any director or officer of the Corporation serving, in any capacity, and any other person serving as director or officer of, (i) another organization of which a majority of the outstanding voting securities representing the present right to vote for the election of its directors or equivalent executives is owned directly or indirectly by the Corporation, or (ii) any employee benefit plan of the Corporation or of any organization referred to in clause (i), shall be deemed to be doing so at the written request of the Board.

(e) Non-Exclusivity of Rights.  The rights conferred on any person by paragraphs (a) through (d) above shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Code of Regulations, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

(f) Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

3.	COMMITTEES.

3.1 Executive Committee.  The Board, by resolution adopted by a majority of the Board, may designate an executive committee of one or more directors which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, Delaware General Corporation Law or any other applicable law. The members of the executive committee shall serve at the pleasure of the Board. All action of the executive committee shall be reported to the Board at its next meeting.

3.2 Other Committees.  The Board, by resolution adopted by a majority of the Board, may designate other committees of one or more directors, which committees shall serve at the pleasure of the Board and shall have such powers and duties as the Board determines.

3.3 Rules Applicable to Committees.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. All action of a committee shall be reported to the Board at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.

4.	OFFICERS.

4.1 Number; Security.  The executive officers of the Corporation shall be the president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer and such other officers, agents and employees as the Board may from time to time deem proper. Any two or more offices may be held by the same person, except the offices of president and secretary. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

4.2 Election; Term of Office.  The executive officers of the Corporation shall be elected annually by the Board, and each such officer shall hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of Section 4.4 of these Bylaws.

4.3 Subordinate Officers.  The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4 Resignation and Removal of Officers.  Any officer may resign at any time by delivering his resignation in writing to the president or secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or by the president.

4.5 Vacancies.  A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these Bylaws for election or appointment to the office.

4.6 President.  The president shall be the chief executive officer of the Corporation and shall preside at all meetings of the Board and of the stockholders. Subject to the control of the Board, he shall have general supervision over the business of the Corporation and shall have such other powers and duties as presidents of corporations usually have or as the Board assigns to him.

4.7 Vice President.  Each vice president shall have such powers and duties as the Board or the president assigns to him.

4.8 The Treasurer.  The treasurer shall be the chief financial officer of the Corporation and shall be in charge of the Corporation’s books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the president assigns to him.

4.9 Secretary.  The secretary shall be the secretary of, and shall keep the minutes of, all meetings of the Board and of the stockholders, shall be responsible for giving notice of all meetings of stockholders and of the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he shall have such powers and duties as the Board or the president assigns to him. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.10 Salaries.  The Board may fix the officers’ salaries, if any, or it may authorize the president to fix the salary of any other officer.

5.	SHARES.

5.1 Certificates.  The shares of capital stock of the Corporation shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by the president or a vice president and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, and shall be sealed with the Corporation’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile.

5.2 Transfers.  Shares shall be transferable only on the Corporation’s books, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3 Determination of Stockholders of Record.  The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights or for the purpose of any other action. The record date may not be more than 60 or less than 10 days before the date of the meeting or more than 60 days before any other action.

6.	SPECIAL SECURITY AGREEMENT.

Notwithstanding anything to the contrary herein, during the period that the Special Security Agreement, effective as of June 20, 2008 (the “Security Agreement”) by and between Onex Corporation, Spirit AeroSystems Holdings, Inc., and the United States Department of Defense, as amended from time to time, is in force, the provisions of the Security Agreement related to the Visitation Policy established in Article XI thereof and restricting unauthorized access to classified and controlled unclassified information shall apply to and be binding upon the Corporation.

7.	MISCELLANEOUS.

7.1 Seal.  The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation’s name and the year and state in which it was incorporated.

7.2 Fiscal Year.  The Board may determine the Corporation’s fiscal year. Until changed by the Board, the Corporation’s fiscal year shall be the calendar year.

7.3 Voting of Shares in Other Corporations.  Shares in other corporations which are held by the Corporation may be represented and voted by the president or a vice president of this Corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

7.4 Amendments.  These Bylaws may be amended, repealed or adopted by the stockholders or by a majority of the entire Board, but any Bylaw adopted by the Board may be amended or repealed by the stockholders.